Exhibit 99.1

P R E S S    R E L E A S E

ANTHEM REPORTS FIRST QUARTER 2017 RESULTS

•	Net income was $3.73 per share, including net negative adjustment items of $0.95 per share. Adjusted net income was $4.68 per share (refer to the GAAP reconciliation table on page 13).

•	Medical enrollment increased sequentially by approximately 0.7 million members, or 1.8%, totaling approximately 40.6 million members as of March 31, 2017.

•	Company now expects medical enrollment to grow by nearly 300 - 500 thousand members for the full year 2017.

•	Full year 2017 GAAP net income is now expected to be greater than $10.37. Full year adjusted net income is now expected to be greater than $11.60 (refer to the GAAP reconciliation table on page 13).

•	Second quarter 2017 dividend of $0.65 per share declared to shareholders.

Indianapolis, Ind. – April 26, 2017 – Anthem, Inc. (NYSE: ANTM) today announced that first quarter 2017 net income was $1,009.9 million, or $3.73 per share. These results included net negative adjustment items of $0.95 per share. Net income in the first quarter of 2016 was $703.0 million, or $2.63 per share, which included net negative adjustment items of $0.83 per share.

Excluding the items noted in each period, adjusted net income was $4.68 per share in the first quarter of 2017 compared to the adjusted net income of $3.46 per share in the prior year quarter (refer to page 13 for a reconciliation to the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles, or “GAAP”).

“Our first quarter 2017 earnings represent a strong start to the year as membership and operating revenue came in above our expectations. The value proposition we bring to the marketplace is clearly resonating with consumers as we are committed to improving the quality and affordability of healthcare for our customers,” said Joseph Swedish, president and chief executive officer.

“Our solid first quarter financial performance reflects continued momentum across our businesses that positions us well for future success, as reflected in our updated 2017 outlook,” said John Gallina, executive vice president and chief financial officer.

CONSOLIDATED HIGHLIGHTS

Membership: Medical enrollment totaled approximately 40.6 million members at March 31, 2017, an increase of 1.0 million members, or 2.6 percent, from 39.6 million at March 31, 2016. Commercial & Specialty Business enrollment increased by 471 thousand medical members as the Company experienced growth in both fully insured and self-funded Local Group businesses. Enrollment also grew by 507 thousand in the Medicaid business and 53 thousand in the Medicare business.

Medical enrollment increased by 715 thousand sequentially during the first quarter of 2017. Enrollment increases were primarily in the Local Group, Individual, and National businesses.

Operating Revenue: Operating revenue was $22.3 billion in the first quarter of 2017, an increase of $2.0 billion, or 9.9 percent, versus the $20.3 billion in the prior year quarter. The growth in revenue reflected premium rate increases to cover overall cost across our businesses. Additionally, the increase was driven by higher enrollment in the Medicaid, Medicare, and Local Group insured and self-funded businesses. These increases were partially offset by the impact of the one year waiver of the health insurance tax in 2017.

Benefit Expense Ratio: The benefit expense ratio was 83.7 percent in the first quarter of 2017, an increase of 190 basis points from 81.8 percent in the prior year quarter. The increase, as expected, was largely driven by the impact of the one year waiver of the health insurance tax in 2017 and higher medical cost experience in the Medicaid business, notably in Iowa, which exceeded the net impact of annual premium rate adjustments. These increases were partially offset by the timing impact of one less calendar day in the quarter as first quarter 2016 was a leap year, the net impact of premium rate increases in the Individual business and a retro-revenue adjustment in the Iowa Medicaid contract.

Medical claims reserves established at December 31, 2016 developed moderately better than the Company’s expectation during the first quarter of 2017.

Medical Cost Trend: For the full year 2017, the Company continues to expect underlying Local Group medical cost trend to be in the range of 6.5% - 7.0%.

Days in Claims Payable: Days in Claims Payable (“DCP”) was 40.6 days as of March 31, 2017, a decrease of 0.7 days from 41.3 days as of December 31, 2016.

SG&A Expense Ratio: The SG&A expense ratio was 14.3 percent in the first quarter of 2017, a decrease of 150 basis points from 15.8 percent in the first quarter of 2016. The decrease, as expected, was primarily driven by the impact of the one year waiver of the health insurance tax in 2017, the impact of lower administrative costs resulting from expense efficiency initiatives, and fixed cost leverage from higher operating revenue. The decrease was partially offset by the impact of Penn Treaty assessments recorded during the quarter.

Operating Cash Flow: Operating cash flow was $2.7 billion, or 2.7 times net income in the first quarter of 2017. For the first quarter 2016, operating cash flow was $1.4 billion, or 1.9 times net income. For 2017, the Company continues to expect operating cash flow to be greater than $3.5 billion, excluding the potential cash payments related to the Penn Treaty assessments during 2017.

Share Repurchase Program: During the first quarter of 2017, the Company repurchased 0.3 million shares of its common stock for $51 million, or a weighted-average price of $160.81. As of March 31, 2017, the Company had approximately $4.1 billion of Board-approved share repurchase authorization remaining.

Cash Dividend: During the first quarter of 2017, the Company paid a quarterly dividend of $0.65 per share, representing a distribution of cash totaling $172.2 million.

On April 25, 2017, the Audit Committee declared a second quarter 2017 dividend to shareholders of $0.65 per share. On an annualized basis, this equates to a dividend of $2.60 per share. The second quarter dividend is payable on June 23, 2017 to shareholders of record at the close of business on June 9, 2017.

Investment Portfolio & Capital Position: During the first quarter of 2017, the Company recorded net realized gains on financial instruments totaling $7.3 million and other-than-temporary impairment losses totaling $8.1 million. During the first quarter of 2016, the Company recorded net realized losses of $125.1 million and other-than-temporary impairment losses totaling $66.9 million.

As of March 31, 2017, the Company’s net unrealized gain position in the investment portfolio was $686.7 million, consisting of net unrealized gains on equity and fixed maturity securities totaling $427.8 and $258.9 million, respectively. As of March 31, 2017 cash and investments at the parent company totaled approximately $4.2 billion.

REPORTABLE SEGMENTS

Anthem, Inc. has three reportable segments: Commercial & Specialty Business (comprised of the Local Group, National Accounts, Individual and Specialty businesses); Government Business (comprised of the Medicaid and Medicare businesses, National Government Services, and the Federal Employee Program); and Other (comprised of unallocated corporate expenses and certain other businesses that do not meet the quantitative thresholds for separate reportable segment disclosure).

Anthem, Inc.

Reportable Segment Highlights

(Unaudited)

(In millions)	Three Months Ended March 31
	2017	2016	Change
Operating Revenue
Commercial & Specialty Business	$10,289.6	$9,509.8	8.2%
Government Business	12,025.7	10,793.9	11.4%
Other	4.2	5.7	(26.3)%

Total Operating Revenue[1]	$22,319.5	$20,309.4	9.9%

Operating Gain / (Loss)
Commercial & Specialty Business	$1,302.4	$1,293.0	0.7%
Government Business	318.6	325.0	(2.0)%
Other	(35.6)	(47.6)	NM	[2]

Total Operating Gain[1]	$1,585.4	$1,570.4	1.0%

Operating Margin
Commercial & Specialty Business	12.7%	13.6%	(90	)bp
Government Business	2.6%	3.0%	(40	)bp
Total Operating Margin[1]	7.1%	7.7%	(60	)bp

(1)	See “Basis of Presentation” on page 6 herein.
(2)	“NM” = calculation not meaningful.

Commercial & Specialty Business: Operating gain in the Commercial & Specialty Business segment totaled $1,302.4 million in the first quarter of 2017, an increase of $9.4 million, or 0.7 percent, from $1,293.0 million in the first quarter of 2016. The increase was driven by the net impact of premium rate increases in the Individual business, the timing impact of one less calendar day in the quarter as first quarter 2016 was a leap year, and an improved SG&A ratio resulting from expense efficiency initiatives taken by the Company as well as fixed cost leverage on operating revenue growth. The increase was partially offset by the impact of the Penn Treaty assessments recorded during the quarter and the one year waiver of the health insurance tax in 2017.

Government Business: Operating gain in the Government Business segment was $318.6 million in the first quarter of 2017, a decrease of $6.4 million, or 2.0 percent, from $325.0 million in the first quarter of 2016. The decrease reflected higher medical cost experience in the Medicaid business and the impact of the one year waiver of the health insurance tax in 2017. These decreases were partially offset by the impact of one less calendar day in the quarter as first quarter 2016 was a leap year and a retroactive revenue adjustment in the Iowa Medicaid contract.

Other: The Company reported an operating loss of $35.6 million in the Other segment for the first quarter of 2017, compared with an operating loss of $47.6 million in the prior year quarter. The decrease in the loss was primarily driven by lower Cigna acquisition related expenses.

OUTLOOK

Full Year 2017:

•	Net income is now expected to be greater than $10.37 per share, including approximately $1.23 per share of net unfavorable items. Excluding these items, adjusted net income is now expected to be greater than $11.60 (refer to the GAAP reconciliation table on page 13).

•	Medical membership is now expected to be in the range of 40,200,000 - 40,400,000. Fully insured membership is now expected to be in the range of 15,200,000 - 15,300,000 and self-funded membership is expected to be in the range of 25,000,000 - 25,100,000.

•	Operating revenue is now expected to be in the range of $88.0 - $89.0 billion.

•	Benefit expense ratio is expected to be in the range of 87.0% plus or minus 30 basis points.

•	SG&A ratio is now expected to be in the range of 13.6% plus or minus 30 basis points.

•	Operating cash flow is expected to be greater than $3.5 billion, excluding the potential cash payments related to the Penn Treaty assessments during 2017.

*	This outlook includes the impact of the Penn Treaty assessments and pending Cigna acquisition transaction costs incurred during the first quarter of 2017, but does not include any benefits or transaction costs associated with the pending Cigna acquisition beyond those incurred in the first quarter of 2017.

Basis of Presentation

1.	Operating revenue and operating gain are the key measures used by management to evaluate performance in each of its reporting segments, allocate resources, set incentive compensation targets and to forecast future operating performance. Operating gain is calculated as total operating revenue less benefit expense and selling, general and administrative expense. It does not include net investment income, net realized gains/losses on financial instruments, other-than-temporary impairment losses recognized in income, interest expense, amortization of other intangible assets, gains/losses on extinguishment of debt or income taxes, as these items are managed in a corporate shared service environment and are not the responsibility of operating segment management (refer to page 13 for the GAAP reconciliation tables).

2.	Operating margin is defined as operating gain divided by operating revenue.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Standard Time (“EST”) to discuss the company’s first quarter results and outlook. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

800-230-1092 (Domestic)	800-475-6701 (Domestic Replay)

612-288-0337 (International)	320-365-3844 (International Replay)

An access code is not required for today’s conference call. The access code for the replay is 403153. The replay will be available from 11:00 a.m. EST today, until the end of the day on May 10, 2017. The call will also be available through a live webcast at www.antheminc.com under the “Investors” link. A webcast replay will be available following the call.

Anthem Contacts:

Investor Relations	Media
Will Feest, 317-488-6057	Jill Becher, 414-234-1573
William.feest@anthem.com	Jill.becher@anthem.com

About Anthem, Inc.

Anthem is working to transform health care with trusted and caring solutions. Our health plan companies deliver quality products and services that give their members access to the care they need. With over 74 million people served by its affiliated companies, including more than 40 million enrolled in its family of health plans, Anthem is one of the nation’s leading health benefits companies. For more information about Anthem’s family of companies, please visit www.antheminc.com/companies.

Anthem, Inc.

Membership Summary

(Unaudited and in Thousands)

				Change from
Medical Membership	March 31, 2017	March 31, 2016	December 31, 2016	March 31, 2016	December 31, 2016

Customer Type
Local Group	15,697	15,197	15,429	3.3%	1.7%
Individual	1,886	1,898	1,664	(0.6)%	13.3%
National:
National Accounts	7,794	7,847	7,741	(0.7)%	0.7%
BlueCard®	5,652	5,616	5,550	0.6%	1.8%

Total National	13,446	13,463	13,291	(0.1)%	1.2%
Medicare	1,476	1,423	1,438	3.7%	2.6%
Medicaid	6,556	6,049	6,527	8.4%	0.4%
FEP	1,573	1,572	1,570	0.1%	0.2%

Total Medical Membership	40,634	39,602	39,919	2.6%	1.8%

Funding Arrangement
Self-Funded	25,073	24,572	24,688	2.0%	1.6%
Fully-Insured	15,561	15,030	15,231	3.5%	2.2%

Total Medical Membership	40,634	39,602	39,919	2.6%	1.8%

Reportable Segment
Commercial and Specialty Business	31,029	30,558	30,384	1.5%	2.1%
Government Business	9,605	9,044	9,535	6.2%	0.7%

Total Medical Membership	40,634	39,602	39,919	2.6%	1.8%

Other Membership
Life and Disability Members	4,715	4,730	4,732	(0.3)%	(0.4)%
Dental Members	5,859	5,424	5,486	8.0%	6.8%
Dental Administration Members	5,395	5,325	5,294	1.3%	1.9%
Vision Members	6,793	5,874	6,388	15.6%	6.3%
Medicare Advantage Part D Members	668	600	629	11.3%	6.2%
Medicare Part D Standalone Members	324	353	350	(8.2)%	(7.4)%

Anthem, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)	Three Months Ended March 31
	2017	2016	Change
Revenues
Premiums	$20,951.3	$18,988.9	10.3%
Administrative fees	1,363.2	1,311.0	4.0%
Other revenue	5.0	9.5	(47.4)%

Total operating revenue	22,319.5	20,309.4	9.9%
Net investment income	207.2	171.1	21.1%
Net realized gains (losses) on financial instruments	7.3	(125.1)	(105.8)%
Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(9.6)	(85.2)	(88.7)%
Portion of other-than-temporary impairment losses recognized in other comprehensive income	1.5	18.3	(91.8)%

Other-than-temporary impairment losses recognized in income	(8.1)	(66.9)	(87.9)%

Total revenues	22,525.9	20,288.5	11.0%

Expenses
Benefit expense	17,542.8	15,538.8	12.9%
Selling, general and administrative expense:
Selling expense	348.6	349.9	(0.4)%
General and administrative expense	2,842.7	2,850.3	(0.3)%

Total selling, general and administrative expense	3,191.3	3,200.2	(0.3)%
Interest expense	235.0	187.1	25.6%
Amortization of other intangible assets	41.8	50.4	(17.1)%

Total expenses	21,010.9	18,976.5	10.7%

Income before income tax expense	1,515.0	1,312.0	15.5%

Income tax expense	505.1	609.0	(17.1)%

Net income	$1,009.9	$703.0	43.7%

Net income per diluted share	$3.73	$2.63	41.8%

Diluted shares	270.4	267.5	1.1%

Benefit expense as a percentage of premiums	83.7%	81.8%	190	bp
Selling, general and administrative expense as a percentage of total operating revenue	14.3%	15.8%	(150	)bp
Income before income taxes as a percentage of total revenue	6.7%	6.5%	20	bp

(1)	“NM” = calculation not meaningful

Anthem, Inc.

Consolidated Balance Sheets

(In millions)	March 31, 2017	December 31, 2016
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$6,772.4	$4,075.3
Investments available-for-sale, at fair value:
Fixed maturity securities	17,949.7	17,163.1
Equity securities	1,813.3	1,468.5
Other invested assets, current	19.6	15.8
Accrued investment income	149.7	164.5
Premium and self-funded receivables	5,773.0	5,860.8
Other receivables	2,445.6	2,536.6
Income taxes receivable	—	168.7
Securities lending collateral	1,234.9	1,079.8
Other current assets	1,823.6	1,781.8

Total current assets	37,981.8	34,314.9
Long-term investments available-for-sale, at fair value:
Fixed maturity securities	560.0	524.4
Equity securities	32.1	31.4
Other invested assets, long-term	2,287.3	2,240.5
Property and equipment, net	1,957.6	1,977.9
Goodwill	17,561.2	17,561.2
Other intangible assets	7,923.0	7,964.9
Other noncurrent assets	640.5	467.9

Total assets	$68,943.5	$65,083.1

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Policy liabilities:
Medical claims payable	$7,920.6	$7,892.6
Reserves for future policy benefits	76.2	71.8
Other policyholder liabilities	2,311.2	2,221.1

Total policy liabilities	10,308.0	10,185.5
Unearned income	1,926.1	971.9
Accounts payable and accrued expenses	3,622.1	4,014.9
Income taxes payable	491.0	—
Security trades pending payable	257.7	93.5
Securities lending payable	1,233.4	1,078.9
Short-term borrowings	540.0	440.0
Current portion of long-term debt	1,152.8	928.4
Other current liabilities	3,643.1	3,581.3

Total current liabilities	23,174.2	21,294.4
Long-term debt, less current portion	15,449.9	14,358.5
Reserves for future policy benefits, noncurrent	673.7	666.1
Deferred tax liabilities, net	2,663.9	2,779.9
Other noncurrent liabilities	889.9	883.8

Total liabilities	42,851.6	39,982.7

Shareholders’ equity
Common stock	2.6	2.6
Additional paid-in capital	8,893.4	8,805.1
Retained earnings	17,357.7	16,560.6
Accumulated other comprehensive loss	(161.8)	(267.9)

Total shareholders’ equity	26,091.9	25,100.4

Total liabilities and shareholders’ equity	$68,943.5	$65,083.1

Anthem, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

(In millions)	Three Months Ended March 31
	2017	2016

Operating activities
Net income	$1,009.9	$703.0
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized (gains) losses on financial instruments	(7.3)	125.1
Other-than-temporary impairment losses recognized in income	8.1	66.9
Loss on disposal of assets	0.7	0.2
Deferred income taxes	(157.2)	73.3
Amortization, net of accretion	193.4	199.7
Depreciation expense	27.3	25.6
Share-based compensation	42.7	37.6
Excess tax benefits from share-based compensation	—	(39.8)
Changes in operating assets and liabilities:
Receivables, net	276.3	(170.5)
Other invested assets	(14.8)	(5.3)
Other assets	(205.2)	(117.4)
Policy liabilities	130.1	(27.2)
Unearned income	954.2	(124.2)
Accounts payable and accrued expenses	(223.8)	66.3
Other liabilities	40.3	39.5
Income taxes	659.7	507.7
Other, net	(46.2)	(0.7)

Net cash provided by operating activities	2,688.2	1,359.8

Investing activities
Purchases of fixed maturity securities	(4,030.1)	(3,287.1)
Proceeds from sales and maturities of fixed maturity securities	3,374.5	2,756.3
Purchases of equity securities	(367.0)	(747.1)
Proceeds from sales of equity securities	63.0	206.5
Purchases of other invested assets	(73.7)	(146.4)
Proceeds from sales of other invested assets	76.5	99.3
Change in collateral and settlements of non-hedging derivatives	0.4	(0.6)
Changes in securities lending collateral	(154.5)	(154.4)
Net purchases of property and equipment	(127.9)	(117.5)
Other, net	11.8	—

Net cash used in investing activities	(1,227.0)	(1,391.0)

Financing activities
Net proceeds from/(repayments of) commercial paper borrowings	1,719.1	(77.3)
Net proceeds from short-term borrowings	100.0	—
Net repayments of long-term borrowings	(401.1)	—
Changes in securities lending payable	154.5	154.4
Changes in bank overdrafts	(168.9)	(113.2)
Repurchase and retirement of common stock	(50.7)	—
Change in collateral and settlements of debt-related derivatives	(8.0)	(237.1)
Cash dividends	(172.2)	(170.7)
Proceeds from issuance of common stock under employee stock plans	103.5	50.9
Taxes paid through withholding of common stock under employee stock plans	(41.9)	(55.5)
Excess tax benefits from share-based compensation	—	39.8

Net cash provided by (used in) used in financing activities	1,234.3	(408.7)

Effect of foreign exchange rates on cash and cash equivalents	1.6	2.4

Change in cash and cash equivalents	2,697.1	(437.5)
Cash and cash equivalents at beginning of year	4,075.3	2,113.5

Cash and cash equivalents at end of period	$6,772.4	$1,676.0

Anthem, Inc.

Reconciliation of Medical Claims Payable

	Three Months Ended March 31		Years Ended December 31
	2017	2016	2016	2015	2014
(In millions)	(Unaudited)	(Unaudited)

Gross medical claims payable, beginning of period	$7,892.6	$7,569.8	$7,569.8	$6,861.2	$6,127.2
Ceded medical claims payable, beginning of period	(539.1)	(645.6)	(645.6)	(767.4)	(23.4)

Net medical claims payable, beginning of period	7,353.5	6,924.2	6,924.2	6,093.8	6,103.8

Business combinations and purchase adjustments	—	—	—	121.8	—

Net incurred medical claims:
Current year	17,968.5	15,979.2	66,371.4	60,708.4	56,305.8
Prior years redundancies(1)	(794.6)	(754.0)	(850.4)	(800.2)	(541.9)

Total net incurred medical claims	17,173.9	15,225.2	65,521.0	59,908.2	55,763.9

Net payments attributable to:
Current year medical claims	11,772.2	10,626.8	59,156.6	54,067.7	50,353.9
Prior years medical claims	5,288.9	4,619.7	5,935.1	5,131.9	5,420.0

Total net payments	17,061.1	15,246.5	65,091.7	59,199.6	55,773.9

Net medical claims payable, end of period	7,466.3	6,902.9	7,353.5	6,924.2	6,093.8
Ceded medical claims payable, end of period	454.3	500.2	539.1	645.6	767.4

Gross medical claims payable, end of period	$7,920.6	$7,403.1	$7,892.6	$7,569.8	$6,861.2

Current year medical claims paid as a percentage of current year net incurred medical claims	65.5%	66.5%	89.1%	89.1%	89.4%

Prior year redundancies in the current year as a percentage of prior year net medical claims payable less prior year redundancies in the current year	12.1%	12.2%	14.0%	15.1%	9.7%

Prior year redundancies in the current year as a percentage of prior year net incurred medical claims	1.2%	1.3%	1.4%	1.4%	1.0%

(1)	Negative amounts reported for net incurred medical claims related to prior years result from claims being settled for amounts less than originally estimated.

Anthem, Inc.

GAAP Reconciliation

(Unaudited)

Anthem, Inc. has referenced “Adjusted Net Income” and “Adjusted Net Income Per Share,” which are non-GAAP measures, in this document. These non-GAAP measures are not intended to be alternatives to any measure calculated in accordance with GAAP. In addition to these non-GAAP measures, references are made to the measures “Operating Revenue” and “Operating Gain.” Each of these measures is provided to further aid investors in understanding and analyzing the company’s core operating results and comparing Anthem, Inc.’s financial results. A reconciliation of Operating Revenue to Total Revenue is set forth in the Consolidated Statements of Income herein. A reconciliation of the non-GAAP measures to the most directly comparable measures calculated in accordance with GAAP, together with a reconciliation of reportable segments operating gain to income before income tax expense, is reported below.

	Three Months Ended March 31
(In millions, except per share data)	2017	2016	Change
Net income	$1,009.9	$703.0	43.7%
Add / (Subtract):
Net realized (gains)/losses on financial instruments	(7.3)	125.1
Other-than-temporary impairment losses recognized in income	8.1	66.9
Transaction related costs	99.7	95.4
Penn Treaty assessment costs	253.8	—
Amortization of other intangible assets	41.8	50.4
Tax impact of non-GAAP adjustments	(140.6)	(115.7)

Net adjustment items	255.5	222.1

Adjusted net income	$1,265.4	$925.1	36.8%

Net income per diluted share	$3.73	$2.63	41.8%
Add / (Subtract):
Net realized (gains)/losses on financial instruments	(0.03)	0.46
Other-than-temporary impairment losses recognized in income	0.03	0.25
Transaction related costs	0.37	0.35
Penn Treaty assessment costs	0.94	—
Amortization of other intangible assets	0.15	0.19
Tax impact of non-GAAP adjustments	(0.52)	(0.43)
Rounding Impact	0.01	0.01

Net adjustment items	0.95	0.83

Adjusted net income per diluted share	$4.68	$3.46	35.3%

Full Year 2017 Outlook
Net income per diluted share	Greater than $10.37
Add / (Subtract):
Net realized (gains)/losses on financial instruments	(0.03)
Other-than-temporary impairment losses recognized in income	0.03
Transaction related costs	0.37
Penn Treaty assessment costs	0.94
Amortization of other intangible assets	Approximately $0.60
Tax impact of non-GAAP adjustments	Approximately ($0.68)

Net adjustment items	Approximately $1.23

Adjusted net income per diluted share	Greater than $11.60

	Three Months Ended March 31
(In millions)	2017	2016	Change
Reportable segments operating gain	$1,585.4	$1,570.4	1.0%
Net investment income	207.2	171.1
Net realized gains/(losses) on financial instruments	7.3	(125.1)
Other-than-temporary impairment losses recognized in income	(8.1)	(66.9)
Interest expense	(235.0)	(187.1)
Amortization of other intangible assets	(41.8)	(50.4)

Income from continuing operations before income tax expense	$1,515.0	$1,312.0	15.5%

Forward-Looking Statements

This document contains certain forward-looking information about us that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally not historical facts. Words such as “expect,” “feel,” “believe,” “will,” “may,” “should,” “anticipate,” “intend,” “estimate,” “project,” “forecast,” “plan” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to: financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking statements. These risks and uncertainties include: those discussed and identified in our public filings with the U.S. Securities and Exchange Commission, or SEC; increased government participation in, or regulation or taxation of health benefits and managed care operations, including, but not limited to, the impact of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, or Health Care Reform, and the impact of any future modification, repeal or replacement of Health Care Reform; trends in health care costs and utilization rates; our ability to secure sufficient premium rates including regulatory approval for and implementation of such rates; our participation in federal and state health insurance exchanges under Health Care Reform, which have experienced and continue to experience challenges due to implementation of initial and phased-in provisions of Health Care Reform, and which entail uncertainties associated with the mix and volume of business, particularly in our Individual and Small Group markets, that could negatively impact the adequacy of our premium rates and which may not be sufficiently offset by the risk apportionment provisions of Health Care Reform; the ultimate outcome of our pending acquisition of Cigna Corporation (“Cigna”) (the “Acquisition”), including our ability to achieve the synergies and value creation contemplated by the Acquisition within the expected time period, or at all, and the risk that unexpected costs will be incurred in connection therewith; the ultimate outcome and results of integrating our and Cigna’s operations and disruption from the Acquisition making it more difficult to maintain businesses and operational relationships; the possibility that the Acquisition does not close, including, but not limited to, due to the failure to satisfy the closing conditions, including the receipt of required regulatory approvals; the risks and uncertainties detailed by Cigna with respect to its business as described in its reports and documents filed with the SEC; our ability to contract with providers on cost-effective and competitive terms; competitor pricing below market trends of increasing costs; reduced enrollment, as well as a negative change in our health care product mix; risks and uncertainties regarding Medicare and Medicaid programs, including those related to non-compliance with the complex regulations imposed thereon and funding risks with respect to revenue received from participation therein; a downgrade in our financial strength ratings; increases in costs and other liabilities associated with increased litigation, government investigations, audits or reviews; medical malpractice or professional liability claims or other risks related to health care services provided by our subsidiaries; our ability to repurchase shares of our common stock and pay dividends on our common stock due to the adequacy of our cash flow and earnings and other considerations; non-compliance by any party with the Express Scripts, Inc. pharmacy benefit management services agreement, which could result in financial penalties, our inability to meet customer demands, and sanctions imposed by governmental entities, including the Centers for Medicare and Medicaid Services; events that result in negative publicity for us or the health benefits industry; failure to effectively maintain and modernize our information systems; events that may negatively affect our licenses with the Blue Cross and Blue Shield Association; state guaranty fund assessments for insolvent insurers; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and other intangible assets; intense competition to attract and retain employees; unauthorized disclosure of member or employee sensitive or confidential information, including the impact and outcome of investigations, inquiries, claims and litigation related to the cyber-attack we reported in February 2015; changes in economic and market conditions, as well as regulations that may negatively affect our investment portfolios and liquidity; possible restrictions in the payment of dividends by our subsidiaries and increases in required minimum levels of capital and the potential negative effect from our substantial amount of outstanding indebtedness; general risks associated with mergers, acquisitions and strategic alliances; various laws and provisions in our governing documents that may prevent or discourage takeovers and business combinations; future public health epidemics and catastrophes; and general economic downturns. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. We do not undertake to update or revise any forward-looking statements, except as required by applicable securities laws. Investors are also advised to carefully review and consider the various risks and other disclosures discussed in our SEC reports.